EXHIBIT 99.1
Viragen Restructures Debt with
New Financing Agreements
Deal to Extend Maturity of $20 Million Notes into 2008
PLANTATION, FLORIDA – September 15, 2005 – Viragen, Inc. (AMEX: “VRA”) today announced that it has entered into a series of agreements, including modifications to current agreements with eight existing holders of the Company’s $20 million principal amount promissory notes due 2006, to: (a) extend the maturity date of the $20 million notes from March 31, 2006 until August 31, 2008; (b) provide Viragen with $2 million in additional financing through the sale of amortizing, secured, convertible debentures and common stock purchase warrants to four of the existing note holders; (c) reduce the conversion price of the $20 million notes and the exercise price of the warrants issued in connection therewith to $1.05 per share and $1.25 per share, respectively; (d) permit Viragen, under certain circumstances, to “force” the notes and debentures to be converted if the market price for its common stock exceeds $2.00 per share for 30 consecutive trading days; and (e) provide flexibility to Viragen to issue additional shares in certain future transactions without triggering a reset to the conversion price of the notes and debentures or the exercise price of the warrants.
Other details of the transactions are disclosed in Viragen’s current report on Form 8-K filed with the Securities and Exchange Commission.
“We have successfully negotiated revisions to the terms of our outstanding $20 million notes which now provides us with a more reasonable period of time to service these obligations and, in turn, allows us to focus on our business and scientific achievements and action plans,” stated Viragen’s President and CEO, Mr. Charles A. Rice.
Mr. Rice further explained, “Without these agreements, we would have been obligated to repay the total $20 million at the end of March 2006. It was, therefore, of paramount importance to restructure, and we thank this valued group of investors for demonstrating a continued commitment that is expected to give us the flexibility to move forward and achieve our goals. Notably, the new conversion prices remain significantly above our current share price.”
The Board of Directors has authorized the Company to call a Special Meeting of Stockholders in order to solicit the required stockholder approvals to ratify the new $2 million financing agreement and request an increase in the Company’s authorized shares. Viragen intends to disseminate a proxy statement for use in connection with the planned Special Meeting of Stockholders following receipt of regulatory clearance to do

so. The net proceeds are approximately $1.2 million after original issue discount, commissions and expenses.
About Viragen, Inc.:
With global operations in the U.S., Scotland and Sweden, Viragen is a biotechnology company engaged in the research, development, manufacture and commercialization of pharmaceutical proteins for the treatment of viral diseases and cancers. Our product portfolio includes: Multiferon® (multi-subtype, natural human alpha interferon) targeting a broad range of infectious and malignant diseases; and humanized monoclonal antibodies targeting specific antigens over-expressed on many types of cancers. We are also pioneering the development of Avian Transgenic Technology, with the renowned Roslin Institute, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies.
Viragen is publicly-traded on the American Stock Exchange (VRA). Viragen’s majority-owned subsidiary, Viragen International, Inc., is publicly-traded on the Over-The-Counter Bulletin Board (VGNI). Viragen’s key partners include: Roslin Institute, Memorial Sloan-Kettering Cancer Center, Cancer Research Technology UK, Oxford BioMedica Plc, University of Nottingham (U.K.), America’s Blood Centers and the German Red Cross.
For more information, please visit: http://www.Viragen.com
Viragen, Inc. Corporate Contact:
Douglas Calder, Director of Communications
Phone: (954) 233-8746; Fax: (954) 233-1414
E-mail: dcalder@viragen.com
The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “expect”, “potential”, “suggests”, “may”, “should”, “could” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.